Exhibit 99.1

Contacts:

Stereotaxis, Inc. 314-678-6105 Jim Stolze, Chief Financial Officer jstolze@stereotaxis.com	Noonan Russo 212-845-4269 Brian Ritchie (investors) brian.ritchie@eurorscg.com

STEREOTAXIS ANNOUNCES FIRST QUARTER RESULTS

Management To Host A Conference Call Today At 5:00 PM Eastern Daylight Time

St. Louis, MO, May 9, 2006 – Stereotaxis, Inc. (NASDAQ: STXS) today reported revenue of $1.7 million for the quarter ended March 31, 2006. This compares to revenue of $5.1 million for the quarter ended March 31, 2005. The Company recognized revenue from the sale of one of its Niobe® advanced cardiology magnetic instrument control systems in the first quarter of 2006.

System revenue amounted to $1.0 million in the first quarter of 2006 compared to $4.6 million in the prior year quarter as a result of the decrease in the number of systems recognized. Disposables, service and accessories revenue increased to $749,000 from $459,000 in the prior year quarter. Gross profit amounted to $500,000 in the current quarter compared to $2.6 million in the prior year quarter. Gross margin for the 2006 quarter amounted to approximately 29% compared to approximately 52% in the prior year quarter as a result of overhead costs associated with the limited production and delivery schedule in this quarter.

First quarter operating expenses were approximately $15.0 million, compared to the $10.1 million incurred during the first quarter of 2005. The increase primarily relates to additional research and development spending, incremental sales and marketing headcount and related costs, and the impact of additional stock compensation expense required under the newly implemented accounting standard.

Net loss for the first quarter ended March 31, 2006 was approximately $14.6 million, compared to the $7.3 million reported in the prior year quarter. Net Loss per diluted share for the current quarter was $0.47 compared to the $0.27 loss reported for the prior year quarter. Diluted earnings per share were based on 31.2 million and 27.2 million weighted average shares outstanding, respectively, for the two quarters. The change in weighted average shares relates to the issuance of 5.5 million shares in the Company’s follow-on offering completed in February 2006.

At March 31, 2006, Stereotaxis had purchase orders and other commitments for its Niobe® systems of approximately $31 million. The Company does not include orders for disposables, service or accessories in its backlog data. These purchase orders and commitments are subject to contingencies that are outside our control and may be revised, modified or canceled.

“The first quarter of 2006 marked the continuation of a favorable trend in new orders and was highlighted by Biosense’s receipt of FDA approval in the U.S. for the NAVISTAR® RMT mapping and ablation catheter and by initial commercialization of the CELSIUS® RMT mapping and ablation catheter. Our primary focus in this quarter has been to ensure that our U.S. installed base of customers has access to appropriate training and product to commence utilization of these disposable devices. In a pattern similar to what we experienced in Europe following CE Mark authorization, we are already seeing significant domestic usage of these catheters in a wide variety of interventional procedures, ranging from simple to complex, and are excited about the prospects for accelerated adoption in the second quarter and beyond,” commented Bevil Hogg, President and Chief Executive Officer.

Stereotaxis ended the first quarter with cash and investments of approximately $57.9 million, as compared to approximately $10.7 million at year-end 2005. Total debt at March 31, 2006 amounted to approximately $2.7 million.

The Company continues to expect that total revenue for the year ending December 31, 2006 will be in the range of $26 million to $30 million. To reiterate, Stereotaxis’ sales cycle, similar to other companies selling capital equipment to hospitals, is relatively long and can be subject to lumpiness from quarter to quarter, as hospital budget decisions and equipments installation schedules are often subject to last-minute delays. Prudence dictates that we should anticipate the occasional impact on our quarterly results of such unexpected delays.

The Company will host a conference call today at 5:00 p.m. Eastern Daylight Time to discuss the results for the quarter. To participate in the conference call, please dial 888.889.2497 (Domestic) or 973.582.2710 (International) a few minutes before 5:00 p.m. ET. A replay of the conference call will be available from 7:00 p.m. ET on May 9, 2006 until 7:00 p.m. ET on May 16, 2006. The replay dial in number is 877.519.4471 (Domestic) or 973.341.3080 (International). The replay pin number is 7314959.

The call will also be available on the Internet live and for seven days thereafter at the following URL:

http://www.videonewswire.com/event.asp?id=33531

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.

This press release includes statements that may constitute "forward- looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that we will recognize revenue related to our purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of our control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

STEREOTAXIS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Systems revenue	$ 982,597	$ 4,627,490
Disposables, service and accessories revenue	749,196	458,911
Total revenue	1,731,793	5,086,401
Cost of revenue	1,231,991	2,437,360
Gross margin	499,802	2,649,041
Operating expenses:
Research and development	6,130,880	3,807,602
General and administration	3,765,169	2,714,810
Sales and marketing	5,126,949	3,610,010
Total operating expenses	15,022,998	10,132,422
Operating loss	(14,523,196)	(7,483,381)
Interest income	480,992	208,375
Interest expense	(553,102)	(63,357)
Net loss	$ (14,595,306)	$ (7,338,363)

Net loss per common share:
Basic and diluted	$ (0.47)	$ (0.27)

Weighted average shares used in computing net loss per common share:
Basic and diluted	31,155,200	27,176,639

STEREOTAXIS, INC.
BALANCE SHEETS

	March 31, 2006	December 31, 2005
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$44,450,941	$ 5,210,794
Short-term investments	13,497,635	5,524,793
Accounts receivable, net of allowance of $21,614 and $29,576 in 2006	4,763,936	5,897,072
and 2005
Current portion of long-term receivables	614,995	461,520
Inventories	10,849,452	9,404,792
Prepaid expenses and other current assets	4,258,543	5,128,852
Total current assets	78,435,502	31,627,823
Property and equipment, net	3,889,042	3,078,313
Intangible assets, net	1,644,444	1,677,778
Long-term receivables	-	146,520
Other assets	125,763	127,755
Total assets	$ 84,094,751	$ 36,658,189

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$ 1,000,000	$ 1,000,000
Accounts payable	4,183,116	4,866,156
Accrued liabilities	4,817,821	5,648,693
Deferred contract revenue	4,210,844	4,216,255
Total current liabilities	14,211,781	15,731,104

Long term debt, less current maturities	1,722,222	1,972,222
Long term deferred contract revenue	1,127,528	801,005
Other liabilities	25,979	28,016

Stockholders' equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at 2006 and 2005; none outstanding at 2006 and 2005	-	-
Common stock, par value $0.001; 100,000,000 shares authorized at 2006 and 2005; 33,824,619 and 27,835,611 issued at 2006 and 2005, respectively	33,825	27,836
Additional paid-in capital	240,198,504	179,286,612
Deferred Compensation	-	(2,569,760)
Treasury stock, 39,012 and 36,519 shares at 2006 and 2005, respectively	(192,536)	(162,546)
Notes receivable from sales of stock	(183,778)	(180,619)
Accumulated deficit	(172,826,375)	(158,231,069)
Accumulated other comprehensive gain/(loss)	(22,399)	(44,612)
Total stockholders' equity	67,007,241	18,125,842
Total liabilities and stockholders' equity	$ 84,094,751	$ 36,658,189